Exhibit 5.3

Consent of Independent Registered Public Accounting Firm

Amaya Inc.

7600 TransCanada Hwy

Pointe-Claire, Quebec H9R 1C8

Canada

We hereby consent to the use in this Registration Statement on Form F-10/A of our report dated July 24, 2015, relating to the consolidated financial statements of Amaya Group Holdings (IOM) Ltd. (formerly known as Oldford Group Limited), as of and for the year ended December 31, 2013, which are incorporated by reference in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Interests of Experts” in the Prospectus.

/s/ Dannible & McKee, LLP

Syracuse, New York

November 30, 2015